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                        EXHIBIT (99)(E)
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                       On letterhead of:

               Citizens State Bank of Dalhart



                                                  ------------, 1994

Dear Shareholder:

     We are pleased to invite you to attend the Special Meeting of Shareholders (the "Special Meeting") of Citizens State Bank of Dalhart ("Citizens Bank)" on ------------, 1994. The Special Meeting will be held at the offices of Citizens Bank located at 323 Denver Avenue, Dalhart, Texas 79022, commencing at ------------ a.m. local time.

     At the Special Meeting, Citizens Bank shareholders will be asked to approve the merger of Citizens Bank with Boatmen's First National Bank of Amarillo a subsidiary of Boatmen's Bancshares, Inc. ("Boatmen's"). The merger terms provide that upon consummation of the merger each outstanding share of common stock of Citizens Bank will be converted into 35.2840 shares of common stock of Boatmen's, and cash in lieu of fractional shares, subject to the escrow arrangement described in the Joint Proxy Statement/Prospectus, a copy of which is enclosed herewith.

     Your Board of Directors submits this proposed merger to you after careful review and consideration. We believe that this proposed merger will provide significant value to all shareholders, enabling holders of Citizens Bank common stock to participate in the expanded opportunities for growth that association with a larger, more geographically-diversified super-regional financial organization makes possible and position Citizens Bank and its shareholders to take advantage of future opportunities as the banking industry continues to consolidate and restructure. Accordingly, the Board has unanimously approved the merger as being in the best interests of Citizens Bank and its shareholders and recommends that you vote in favor of the merger at the Special Meeting.

     Shareholders are urged to read carefully the accompanying
Joint Proxy Statement/Prospectus which contains detailed information concerning the matters to be acted upon at the Special Meeting.

     Your participation in the meeting, in person or by proxy, is important. Therefore, we ask that you please mark, sign and date the enclosed proxy card and return it as soon as possible in the enclosed postage-paid envelope. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously mailed in your proxy card.

                             Sincerely,